Exhibit 99.3

ARROW PARENT CORPORATION

Consolidated Financial Statements as of September 30, 2018,

September 6, 2018 and December 31, 2017

and for the periods September 7, 2018 to September 30, 2018 and

January 1, 2018 to September 6, 2018

and the nine months ended September 30, 2018

ARROW PARENT CORPORATION

Consolidated Balance Sheets

(in thousands)

	As of September 30, 2018	As of September 6, 2018	As of December 31, 2017
	(Successor) (Unaudited)	(Predecessor) (Unaudited)	(Predecessor)
Assets
Current assets:
Cash and cash equivalents	$8,830	$15,279	$2,047
Accounts receivable, less allowance for doubtful accounts of $1,211, $1,201 and $11, respectively	8,975	13,008	10,893
Related party receivable	2,104	—	—
Prepaid expenses and other current assets	250	581	492
Total current assets	20,159	28,868	13,432
Restricted cash	257	257	257
Property and equipment, net	71,950	56,432	44,708
Land held for investment	7,560	7,264	7,264
Goodwill	28,278	16,000	16,000
Intangible assets, net	95,532	—	—
Deferred tax asset	2,015	—	—
Total assets	$225,751	$108,821	$81,661

Liabilities and equity
Current liabilities:
Current portion of notes payable	$209	$800	$1,149
Current portion of capital lease liability	248	247	234
Accounts payable	2,021	3,760	2,914
Related party payable	3,651	—	—
Balance due on asset purchases	—	—	3,387
Accrued expenses	4,910	5,398	1,908
Unearned revenue	304	368	181
Total current liabilities	11,343	10,573	9,773
Other liabilities:
Other liabilities	543	533	479
Related party note payable	108,047	—	—
Notes payable, net of current portion and deferred loan costs	—	2,710	3,136
Capital lease liability, net of current portion	21	79	209
Total liabilities	119,954	13,895	13,597
Commitments and contingencies (Note 13)
Equity	105,797	94,926	68,064
Total liabilities and equity	$225,751	$108,821	$81,661

See accompanying notes to the consolidated financial statements.

ARROW PARENT CORPORATION

Consolidated Statements of Operations

(in thousands)

(unaudited)

	For the period September 7, 2018 to September 30, 2018	For the period January 1, 2018 to September 6, 2018	For the nine months ended September 30, 2017
	(Successor)	(Predecessor)	(Predecessor)
Services income	$—	$61,242	$22,394
Rental income—related party	2,104	—	—
Total income	2,104	61,242	22,394
Cost of services	—	26,675	10,724
Depreciation and accretion	780	4,022	2,004
Gross profit	1,324	30,545	9,666
Amortization of intangible assets	693	—	—
Selling, general, and administrative expenses	351	2,949	2,271
Acquisition expenses	9,227	411	—
Operating (loss) income	(8,947)	27,185	7,395
Interest expense, net	422	268	80
(Loss) income before taxes	(9,369)	26,917	7,315
Income tax benefit	(2,015)	—	—
Net (loss)/income	$(7,354)	$26,917	$7,315

See accompanying notes to the consolidated financial statements.

ARROW PARENT CORPORATION

Consolidated Statements of Equity

(in thousands, except units and shares)

(unaudited)

							Retained
							Earnings/
	Series A Units		Series B Units		Common		(Accumulated	Total
	Units	Value	Units	Value	Stock	APIC	Deficit)	Equity
Balance at December 31, 2017
(Predecessor Company)	51,003,049	$51,002	2,240,000	$448	$—	$—	$16,614	$68,064
Distribution to Members	—	—	—	—	—	—	(55)	(55)
Net Income	—	—	—	—	—	—	26,917	26,917
Balance at September 6, 2018
(Predecessor Company)	51,003,049	$51,002	2,240,000	$448	$—	$—	$43,476	$94,926
Balance at September 7, 2018
(Successor Company)	—	$—	—	$—	$—	$—	$—	$—
Issuance of common stock (1,000 shares authorized, issued and outstanding)	—	—	—	—	—	—	—	—
Contribution	—	—	—	—	—	113,151	—	113,151
Net loss	—	—	—	—	—	—	(7,354)	(7,354)
Balance at September 30, 2018
(Successor Company)	—	$—	—	$—	$—	$113,151	$(7,354)	$105,797

See accompanying notes to the consolidated financial statements.

ARROW PARENT CORPORATION

Consolidated Statements of Cash Flows

(in thousands)

(unaudited)

	For the period September 7, 2018 to September 30, 2018	For period January 1, 2018 to September 6, 2018	For nine months ended September 30, 2017
	(Successor Company)	(Predecessor Company)	(Predecessor Company)
Cash flows from operating activities:
Net (loss) income	$(7,354)	$26,917	$7,315
Adjustments to reconcile net (loss) income to net cash provided by (used in) operating activities:
Depreciation, accretion and amortization	1,473	4,022	2,004
Amortization of loan costs	—	30	3
Bad debt expense	10	1,192	—
Net loss (gain) on sale and disposal of property and equipment	—	(3)	9
Deferred tax benefit	(2,015)	—	—
Incentive unit compensation	—	—	103
Changes in operating assets and liabilities (net of business acquired):	—	—	—
Accounts receivable	4,023	(3,307)	(6,898)
Related party receivable	(2,104)	—	—
Prepaid expenses and other assets	334	(89)	688
Accounts payable	(1,824)	846	2,873
Accrued expenses	(1,033)	3,488	2,500
Related party payable	3,651	—	—
Unearned revenue	(64)	187	71
Net cash provided by (used in) operating activities	(4,903)	33,283	8,668

Cash flows from investing activities:
Proceeds from sale of assets	—	—	4
Purchase of business, net of cash acquired	(205,890)	—	—
Asset purchases and improvements to property and equipment	(1,297)	(19,078)	(12,444)
Net cash used in investing activities	(207,187)	(19,078)	(12,440)

Cash flows from financing activities:
Proceeds from note payable	—	—	4,000
Proceeds from related party note payable	108,047	—	—
Payments on notes payable	—	(802)	(210)
Payment of deferred financing costs	—	—	(60)
Principal payments on capital lease liability	(21)	(116)	(93)
Contributions	113,151	—	3,012
Distributions	—	(55)	(4)
Net cash provided by (used in) financing activities	221,177	(973)	6,645
Net increase in cash, cash equivalents and restricted cash	9,087	13,232	2,873
Cash, cash equivalents and restricted cash—beginning of period	—	2,304	1,013
Cash, cash equivalent and restricted cash—end of period	$9,087	$15,536	$3,886

Non-cash investing and financing activity:
Property and equipment purchases included in accrued expenses	$111	$204	$42
Asset retirement obligation additions to property and equipment	—	3	77
Property and equipment purchases included in accounts payable	535	1,341	1,588
Balance due to seller on property and equipment acquired	—	—	3,387
Supplemental disclosures of cash flow information:
Cash paid for interest	$—	$271	$71

See accompanying notes to the consolidated financial statements.

Arrow Parent Corporation

Notes to Consolidated Financial Statements

(Amounts in Thousands except units or shares or stated otherwise)

(unaudited)

1. ORGANIZATION

Arrow Parent Corporation, the Successor Company (“Successor” or “Corp”), incorporated under the laws of Delaware, owns 100% of Arrow Bidco LLC (“Bidco”). Corp is owned by Arrow Holdings Sarl. (“AHS”), which is ultimately owned by a group of investment funds managed by TDR Capital LLP (“TDR”).

Corp was formed in August 2018 and acts as a holding company for Bidco. Corp does not have operating activity. Corp receives capital contributions, makes distributions, and maintains cash as well as other amounts owed to and from affiliated entities.

Bidco is incorporated under the laws of Delaware as a single member LLC, and owns 100% of RL Signor Holdings, LLC after the acquisition on September 7, 2018 (see Note 4). Bidco was formed in September 2018 and acts as a holding company for RL Signor Holdings, LLC. Bidco does not have any operating activity. Bidco receives capital contributions, makes distributions, and maintains cash as well as other amounts owed to and from affiliated entities.

RL Signor Holdings, LLC, and Subsidiaries (collectively, “RLS” or the “Predecessor”) is a limited liability company formed under the laws of the State of Delaware to own, develop, manage and operate workforce communities located primarily throughout Texas. RLS’s customers are primarily companies for which RLS provides workforce housing.

RLS was owned by Roughneck Lodging, LLC (“RL”) and certain members of RLS management. At September 6, 2018 and December 31, 2017, RL owned 83.1% of the Series A Units of RLS. The remaining Series A Units and 100% of the Series B Units were owned by certain members of RLS’s management. Allocations of cash distributions, equity transactions and net income and losses were made in accordance with RLS’s Amended and Restated Operating Agreement, as further modified by Amendment No. 1 thereto.

RLS was formed on September 5, 2014. On September 18, 2014, RR Acquisition, LLC, a third-party not controlled by RL, contributed to RLS its workforce assets, consisting primarily of five properties in Texas (each a “Property” and collectively, the “Properties”). RL acquired a controlling interest in RLS on September 18, 2014. The acquisition of the controlling interest in RLS was accounted for as a purchase whereby the estimated fair value of the tangible and intangible assets and liabilities acquired were pushed down and reflected on the books and records of RLS. The excess of the purchase price over the estimated fair values was recorded as goodwill.

The Predecessor Company and Successor Company are collectively referred to as “the Company” throughout the consolidated financial statements and notes.

The Chief Operating Decision-Maker (“CODM”) of the Predecessor was the Managing Member of the LLC and currently is the CEO of the Successor, who review financial information presented on a consolidated basis in order to assess its performance and allocate resources. There are no segment managers who are held accountable by the CODM or anyone else for operations, operating results and planning for levels or components below the consolidated unit level. Accordingly, the Successor and Predecessor have determined that it has one reportable segment. This reporting segment includes only one operating segment.

Arrow Parent Corporation

Notes to Consolidated Financial Statements (Continued)

(Amounts in Thousands except units or shares or stated otherwise)

(unaudited)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of consolidation

The accompanying unaudited Consolidated Financial Statements have been prepared in accordance with the rules and regulations of the United States Securities and Exchange Commission (“U.S. SEC”) and include all of the information and disclosures required by generally accepted accounting principles in the United States of America (“GAAP”) for interim financial reporting. These unaudited Consolidated Financial Statements should be read in conjunction with the Consolidated Financial Statements of the Predecessor and related footnotes for the year ended December 31, 2017.

The results of operations for the interim periods are not necessarily indicative of the results of operations for a full year. It is the opinion of management that all necessary adjustments for a fair presentation of the results of operations for the interim periods have been and are of a recurring nature unless otherwise disclosed herein.

The accompanying consolidated financial statements include the accounts of both the Predecessor and its controlled subsidiaries for the period January 1, 2018 to September 6, 2018 and the nine months ended September 30, 2017 and include the accounts of the Successor and its controlled subsidiaries for the period September 7, 2018 to September 30, 2018. All of the Company’s subsidiaries are wholly owned, either directly or indirectly through wholly owned subsidiaries. All intercompany accounts and transactions have been eliminated in the preparation of the accompanying consolidated financial statements.

Cash, cash equivalents and restricted cash:

The Company considers all highly liquid debt instruments with maturities of three months or less to be cash equivalents. Included in restricted cash are irrevocable standby letters of credit that represent collateral for site improvements. Contained within the cash flows as of September 30, 2018, September 6, 2018 and December 31, 2017 are $8,830, $15,279 and $2,047, of cash and cash equivalents as well as $257 of restricted cash in each period.

Accounts receivable and allowance for doubtful accounts:

The Company determines the allowance for doubtful accounts by considering a number of factors including length of time accounts receivable are past due and the payment history of the customer. Accounts are written off when it is determined the receivable will not be collected.

Property and equipment:

Property and equipment assets are stated at cost less accumulated depreciation. Costs incurred associated with the acquisition, development, and construction of real estate projects are capitalized into construction in progress. Upon substantial completion of a real estate project, these costs are allocated to asset classes based on specific identification and depreciation commences once the components of the real estate project are substantially complete and available for use. The Predecessor contracted a firm to develop a billing system (“technology”) that was created during 2016 and put into service in 2017.

Arrow Parent Corporation

Notes to Consolidated Financial Statements (Continued)

(Amounts in Thousands except units or shares or stated otherwise)

(unaudited)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Management evaluates the recoverability of its investments in property and equipment and land held for investment at the lowest identifiable level. The long-lived assets of the Company are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. An impairment loss is recognized when the sum of the undiscounted future net cash flows expected to result from the use of the asset and its eventual disposal is less than it carrying amount. No impairment losses were identified or recorded as of September 30, 2018, September 6, 2018 or December 31, 2017.

Business combinations:

Business combinations are accounted for using the acquisition method. Consideration transferred for acquisitions is measured at fair value at the acquisition date and includes assets transferred, liabilities assumed and equity issued. Acquisition costs are expensed as incurred. When the Company acquires a business, it assesses the financial assets and liabilities assumed for appropriate classification and designation in accordance with the contractual terms, economic circumstances and pertinent conditions at the acquisition date.

Goodwill:

Goodwill represents the excess of the purchase price over the fair value of the net assets acquired. The Company reviews goodwill for impairment at the reporting unit level annually as of December 31, or whenever events and changes in circumstances indicate that the carrying amount may exceed its fair value. The Company has one reporting unit. Goodwill is evaluated for impairment using a qualitative and quantitative assessment approach. The Company uses a qualitative assessment to determine if any facts or circumstances during the period could require a quantitative analysis for impairment. If the Company determines that a reporting unit’s fair value is less than its carrying amount, an impairment on goodwill would be recorded. The Company did not recognize any impairment as of September 30, 2018, September 6, 2018 or December 31, 2017.

Intangible assets:

Intangible assets that have finite useful lives are recorded at fair value upon acquisition less accumulated amortization and impairment losses, if any. Subsequent expenditures for intangible assets are capitalized only when they increase the future economic benefits embodied in the specific asset to which they relate. Amortization is recognized in income or loss on a straight-line basis over the estimated useful lives of intangible assets. The Company has customer relationship assets with an estimated useful life of 9 years.

Asset retirement obligation:

The Company recognizes asset retirement obligations (AROs) related to legal obligations associated with the operation of the Company’s remote accommodation lodges. The fair values of these AROs are recorded on a discounted basis, at the time the obligation is incurred and accreted over time for the change in present value. The Company capitalizes asset retirement costs by increasing the

Arrow Parent Corporation

Notes to Consolidated Financial Statements (Continued)

(Amounts in Thousands except units or shares or stated otherwise)

(unaudited)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

carrying amount of the related long-lived assets and depreciating these costs over the remaining useful life. The carrying amount of AROs included in other liabilities in the consolidated balance sheets was $540, $534, and $477 as of September 30, 2018, September 6, 2018, and December 31, 2017, respectively. Accretion expense was $6, $55 and $63 for the period from September 7, 2018 to September 30, 2018, the period from January 1, 2018 to September 6, 2018 and the nine months ended September 30, 2017, respectively.

Revenue recognition:

Rental income is derived from the lease of the Successor’s facilities by an affiliated entity (see Note 9 Related Party Transactions). The Successor earns and bills monthly for rent based on a per person per day rate and actual occupancy at each facility during the term of the lease. Pursuant to the lease, the affiliated entity is responsible for all costs related to operating the leased property. Rental income was $2,104, $0 and $0 for the period from September 7, 2018 to September 30, 2018, the period January 1, 2018 to September 6, 2018 and the nine months ended September 30, 2017. At September 30, 2018 a related party receivable of $2,104 is recorded for amounts due under this lease. Costs related to the operations of the facilities are included in the support service agreement discussed in Note 9.

Service income is primarily derived from room rentals and are recognized by the Predecessor when service is rendered. Service income also includes food service revenue and third-party hotel booking fees. Food service revenue is recognized by the Predecessor when service is rendered. Third-party hotel booking fees are recognized by the Predecessor when services by third-party hotels are rendered to our customers. Unearned revenue represents cash advances received, but for which the services have not been rendered and have not met our revenue recognition criteria. Service income of $0, $61,242 and $22,394 for the period from September 7, 2018 to September 30, 2018, the period from January 1, 2018 to September 6, 2018 and the nine months ended September 30, 2017, respectively, is recognized within the service income line within the consolidated statements of operations.

Taxes collected from customers:

In the course of doing business, the Predecessor collects taxes from customers including but not limited to sales taxes. It was the Predecessor’s policy to record these taxes on a net basis in service income.

Income taxes:

Accounting principles generally accepted in the United States of America require management to evaluate tax positions taken and recognize a tax liability, if the Company has taken an uncertain tax position that more likely than not would not be sustained upon examination by a government authority. Management has analyzed the tax positions taken by the Company and has concluded that as of September 30, 2018, September 6, 2018 and December 31, 2017 there are no uncertain positions taken or expected to be taken that would require recognition of a liability or disclosure in the consolidated financial statements.

Arrow Parent Corporation

Notes to Consolidated Financial Statements (Continued)

(Amounts in Thousands except units or shares or stated otherwise)

(unaudited)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

The Company recognizes accrued interest and penalties associated with uncertain tax positions, if any, in income tax expense. There were no income tax related interest and penalties recorded for the period from September 7, 2018 to September 30, 2018, the period from January 1, 2018 to September 6, 2018 and the nine months ended September 30, 2017.

Successor Period

The Successor, which is a standalone corporation, accounts for income taxes in interim periods under ASC 740-270, Income Taxes—Interim Reporting, which generally requires application of an estimated annual consolidated effective tax rate to consolidated pre-tax income from September 7, 2018 to September 30, 2018. Income tax benefit for the period from September 7, 2018 to September 30, 2018 was $2,015 with an effective rate of 21.5%.

Predecessor Period

The Predecessor is a limited liability company and is not subject to income taxes.

On December 22, 2017, the U.S. government enacted comprehensive tax legislation commonly referred to as the Tax Cuts and Jobs Act (the “Act”). The Act makes broad and complex changes to the US tax code effective January 1, 2018. There was no effect of the Act disclosed at the end of 2017 as the Predecessor was a limited liability company, did not have any foreign presence, and was not subject to income taxes. Therefore, under Staff Accounting Bulletin 118, the Predecessor has completed its assessment during the one-year measurement period.

Use of estimates:

Management uses estimates and assumptions in preparing the consolidated financial statements. These estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported revenues and expenses. The more significant estimates include the realization of land held for investment, collectability of accounts receivable, discount rate for the present value of the asset retirement obligation, potential impairment of property and equipment, intangible assets and goodwill and the discount rate and assumptions used to value business combinations, among others. Actual results could differ from those estimates.

Concentrations of credit risk:

The Company’s financial instruments that are exposed to concentrations of credit risk consist primarily of cash and cash equivalents. The Company places its cash with commercial banking institutions. At times, such amounts may be in excess of the FDIC insurance limit.

Deferred financing costs:

Loan origination costs are charged to interest expense over the loan term using the straight-line method, which approximates the effective-interest method.

Arrow Parent Corporation

Notes to Consolidated Financial Statements (Continued)

(Amounts in Thousands except units or shares or stated otherwise)

(unaudited)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Fair Value Measurements:

The Company maximizes the use of observable inputs and minimizes the use of unobservable inputs when measuring fair value. A financial instrument’s categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement. The inputs are prioritized into three levels that may be used to measure fair value:

Level 1: Inputs that reflect quoted prices for identical assets or liabilities in active markets that are observable.

Level 2: Inputs that reflect quoted prices for similar assets or liabilities in active markets; quoted process for identical or similar assets or liabilities in markets that are not active; or model-derived valuations in which significant inputs are observable or can be derived principally from, or corroborated by, observable market data.

Level 3: Inputs that are unobservable to the extent that observable inputs are not available for the asset or liability at the measurement date.

Earnings per unit/share:

Successor Period

Basic and diluted earnings per share is computed by dividing net income (loss) attributable to Corp by the weighted average number of shares outstanding during the reporting period.

Predecessor Period

Basic earnings per unit is computed by dividing net income attributable to members of RLS by the weighted average number of Series A and vested Series B units outstanding during the reporting period. Diluted earnings per unit is computed by dividing net income attributable to members of RLS by the weighted average number of Series A and total Series B units outstanding during the period. Our basic and diluted EPU are computed using the two-class method, whereby earnings are outstanding allocated to the Series A units and the unvested Series B units that are participating securities based on their respective ownership. Per unit amounts are computed by dividing net income available to members by the weighted average units outstanding during each period.

3. RECENT ACCOUNTING PRONOUNCEMENTS

In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2014-09, Revenue from Contracts with Customers (Topic 606) (“ASU 2014-09”). The core principle of this ASU is that a company will recognize revenue when it transfers goods or services to customers in an amount that reflects the consideration to which it expects to be entitled in exchange for those goods or services. In doing so, companies will need to use judgment and make estimates when evaluating contract terms and other relevant facts and circumstances. Additionally, ASU 2014-09 requires enhanced disclosures about the nature, amount, timing and uncertainty of revenue and cash flows arising from customer contracts. In August 2015, the FASB issued ASU 2015-14, Revenue from

Arrow Parent Corporation

Notes to Consolidated Financial Statements (Continued)

(Amounts in Thousands except units or shares or stated otherwise)

(unaudited)

3. RECENT ACCOUNTING PRONOUNCEMENTS (Continued)

Contracts with Customers (Topic 606): Deferral of the Effective Date, which delayed the effective date of ASU 2014-09 to the first fiscal year beginning after December 15, 2018 for the Company. In 2016 and 2017, the FASB issued several accounting standards updates to clarify certain topics within ASU 2014-09, and to update certain other topics within the Accounting Standards Codification (“ASC”) to conform with the new guidance in Topic 606. The Company is currently evaluating the impact of the new guidance on its consolidated financial statements.

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842) (“ASU 2016-02”), which was further clarified and amended in July 2018 by ASU 2018-10, Codification Improvements to Topic 842, Leases (“ASU 2018-10”) and ASU 2018-11, Leases (Topic 842): Targeted Improvements (“ASU 2018-11”). These ASUs provide revised guidance for lease accounting and related disclosure requirements, including a requirement for lessees to recognize right-of use assets and lease liabilities on the balance sheet for leases with durations greater than twelve months. These ASUs are effective for the Company for the fiscal year beginning after December 15, 2019, with early adoption permitted. As issued, ASU 2016-02 required modified retrospective application for all leases existing as of, or entered into after, the beginning of the earliest comparative period presented in the consolidated financial statements, with certain practical expedients available. ASU 2018-11 simplifies the transition requirements by providing companies an option to initially apply the new lease requirements as of the date of adoption and recognize a cumulative effect adjustment to the opening balance of retained earnings in the period of adoption. The Company is currently evaluating the impact of the new guidance on its consolidated financial statements.

In January 2017, the FASB issued ASU 2017-04, Intangibles—Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment (“ASU 2017-04”). ASU 2017-04 eliminates the second step in goodwill impairment testing, which requires that goodwill impairment losses be measured as the difference between the implied value of a reporting unit’s goodwill and its carrying amount. ASU 2017-04 is expected to reduce the cost and complexity of impairment testing by requiring goodwill impairment losses to be measured as the excess of the reporting unit’s carrying amount, including goodwill and related goodwill tax effects, over its fair value. Beginning in 2018, if the carrying value of a reporting unit’s goodwill exceeds its implied value, the resulting amount of goodwill impairment recorded in the Company’s consolidated financial statements could differ from the amount of goodwill impairment that would have been recorded prior to adoption of this ASU. On January 1, 2017, ASU 2017-04 was adopted and did not have a material effect on the consolidated financial statements.

In May 2017, FASB issued ASU 2017-09, Compensation—Stock Compensation (Topic 718): Scope of Modification Accounting (“ASU 2017-09”). ASU 2017-09 clarifies when a change to the terms or conditions of a unit-based payment award must be accounted for as a modification. Limited and administrative modifications that do not change the value, vesting conditions, or classification of the award are exempt from following the modification guidance in Topic 718. This ASU was adopted for the periods presented and did not have a material effect on the consolidated financial statements.

In August 2016, the FASB issued ASU 2016-15, Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments (“ASU 2016-15”) to reduce diversity in practice by providing guidance on the classification of certain cash receipts and payments in the

Arrow Parent Corporation

Notes to Consolidated Financial Statements (Continued)

(Amounts in Thousands except units or shares or stated otherwise)

(unaudited)

3. RECENT ACCOUNTING PRONOUNCEMENTS (Continued)

statement of cash flows. This ASU, which the Company adopted as of January 1, 2018, is effective on a retrospective basis, and will result in the reclassification of certain types of activity in the consolidated statement of cash flows, as applicable to the prior year periods, beginning in 2018. The provisions of this ASU have been adopted for the periods and did not have a material effect on the Company’s consolidated financial statements.

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments (Topic 326)—Credit Losses: Measurement of Credit Losses on Financial Instruments, which provides guidance regarding the measurement of credit losses on financial instruments. The new guidance replaces the incurred loss impairment methodology in the current guidance with a methodology that reflects expected credit losses and requires consideration of a broader range of reasonable and supportable information to determine credit loss estimates. This ASU will be effective for fiscal years beginning after December 15, 2020, with early adoption permitted for fiscal years beginning after December 15, 2018. The Company is in the process of assessing the impact of this ASU on the Company’s consolidated financial statements.

In November 2016, the FASB issued ASU No. 2016-18, Statement of Cash Flows (Topic 230) Restricted Cash. This ASU requires that a statement of cash flows explain the change during the period in cash, cash equivalents, and amounts generally described as restricted cash. Amounts generally described as restricted cash should be included with cash and cash equivalents when reconciling the beginning of period and end of period total amounts shown on the statement of cash flows. This update should be applied retrospectively to each period presented. The pronouncement is effective for fiscal years beginning after December 15, 2018, with early adoption permitted. The Company has adopted this pronouncement as of January 1, 2018 on a retrospective basis resulting in $257 of restricted cash being reflected within the cash, cash equivalents and restricted cash on the statements of cash flows for each reporting period of September 30, 2018, September 6, 2018, and December 31, 2017, respectively.

4. ACQUISITION OF RL SIGNOR HOLDINGS, LLC AND SUBSIDIARIES

On September 7, 2018, Bidco purchased 100% of the membership interest of RLS for a cash acquisition price of $221 million or approximately $206 million, net of cash acquired. The amount of the purchase price in excess of the fair value of the net assets acquired was recorded as goodwill.

Arrow Parent Corporation

Notes to Consolidated Financial Statements (Continued)

(Amounts in Thousands except units or shares or stated otherwise)

(unaudited)

4. ACQUISITION OF RL SIGNOR HOLDINGS, LLC AND SUBSIDIARIES (Continued)

The following table summarizes the preliminary allocation of the total purchase price to the net assets acquired and liabilities assumed at the date of acquisition by Bidco at estimated fair value:

Amount
Cash, cash equivalent and restricted cash	$15,536
Accounts receivable	13,008
Property and equipment	70,781
Land held for investment	7,560
Other current assets	581
Goodwill	28,278
Customer relationships	96,225
Total assets acquired	231,969
Accounts payable	(3,760)
Accrued expenses	(5,938)
Capital lease liability and notes payable	(477)
Unearned revenue	(368)
Total liabilities assumed	(10,543)
Net assets acquired	$221,426

Intangible assets related to customer relationships represent the aggregate value of those relationships from existing contracts and future operations on a look-through basis, considering the end customers of RLS. The intangible assets received by Bidco will be amortized on a straight-line basis over an estimated useful life of nine years from the date of the business combination. The useful life is based on a period of expected future cash flow used to measure the fair value of the intangible assets.

Acquisition expenses incurred by AHS or its affiliates related to the acquisition of RLS by Bidco were $9,277 and are included in acquisition expenses in the consolidated statement of operations for the period from September 7, 2018 to September 30, 2018. $3.3 million of these acquisition expenses are included in related party payable while the remaining $6.0 million are included in additional paid-in capital as a deemed contribution.

Bidco has included the results of operations and cash flows of RLS from the date of acquisition. The following unaudited pro forma information presents consolidated financial information as if Bidco had been formed and RLS had been acquired at the beginning of 2018.

Period	Revenue	Pre-tax Income
2018 pro forma from January 1, 2018 to September 30, 2018	$23,666	$3,148

RLS’s operations contributed $2.1 million and $615 to our revenue and pre-tax income, respectively, for the Successor Period in 2018.

Arrow Parent Corporation

Notes to Consolidated Financial Statements (Continued)

(Amounts in Thousands except units or shares or stated otherwise)

(unaudited)

4. ACQUISITION OF RL SIGNOR HOLDINGS, LLC AND SUBSIDIARIES (Continued)

Intangible assets related to customer relationships were recognized and represent the aggregate value of those relationships from existing contracts. The intangible assets acquired by the Company will be amortized on a straight-line basis over an estimated useful life of nine years from the date of the business combination.

The preliminary purchase price allocation performed by Bidco resulted in the recognition of $28.3 million of goodwill. The goodwill recognized is attributable to expected revenue synergies generated by the territorial expansion of workforce housing, and costs synergies resulting from the consolidation or elimination of certain functions. All of the goodwill is expected to be deductible for income tax purposes.

5. PROPERTY AND EQUIPMENT ASSETS

Property and equipment as of September 30, 2018, September 6, 2018 and December 31, 2017 consisted of the following:

	Depreciable Lives (in years)	September 30, 2018	September 6, 2018	December 31, 2017
		(Successor Company)	(Predecessor Company)	(Predecessor Company)
Land	—	$3,619	$4,003	$3,258
Buildings	7	35,181	32,206	22,609
Land improvements	15	10,675	11,243	8,016
Furniture, fixtures and equipment	7	10,940	7,875	5,746
Construction in progress	—	10,646	10,222	10,639
Technology	7	1,262	1,247	898
Asset retirement obligation	7	401	401	378
Gross property and equipment		72,724	67,197	51,544
Less: accumulated depreciation and amortization		(774)	(10,765)	(6,836)
Total property and equipment, net		$71,950	$56,432	$44,708

Depreciation expense for property and equipment for the periods September 7, 2018 to September 30, 2018, January 1, 2018 to September 6, 2018 and the nine months ended September 30, 2017 was $774, $3,967 and $1,941, respectively.

Property and equipment includes equipment under capital leases as of September 30, 2018, September 6, 2018 and December 31, 2017 consisting of the following:

	(Successor Company	(Predecessor Company)	(Predecessor Company)
Furniture, fixtures and equipment	$863	$1,081	$1,081
Less: accumulated depreciation	(10)	(613)	(516)
Total property and equipment, net	$853	$468	$565

Arrow Parent Corporation

Notes to Consolidated Financial Statements (Continued)

(Amounts in Thousands except units or shares or stated otherwise)

(unaudited)

5. PROPERTY AND EQUIPMENT ASSETS (Continued)

In October 2017, the Predecessor entered into a purchase agreement to purchase assets for $2.5 million and paid the deposit of $250 upon its execution as stipulated. The purchase agreement requires that the $2.25 million balance be paid on or before May 30, 2018. The balance due on the asset purchase at September 6, 2018 was $0.

In December 2017, the Predecessor purchased assets for $704 with $197 due upon execution of the purchase agreement and six-monthly installments of $83 beginning on December 15, 2017. The balance due on the asset purchase at December 31, 2017 was $424 after payment by the Predecessor of the initial and the first installment. The balance on the note at September 6, 2018 was $0.

Also, in December 2017, the Predecessor purchased assets for $1.0 million. The purchase price includes storage fees through October 31, 2018, by which time the Predecessor must remove the assets. $325 was paid upon execution of the purchase agreement, with the remaining balance of $710 payable before October 31, 2018. The balance due on the asset purchase at September 6, 2018 was $0.

In January 2018, the Predecessor purchased four dormitories for $348. The agreement was amended in July 2018 to include an option for additional assets per the original agreement totaling $1.9 million. As of September 30, 2018, and September 6, 2018 this option was not exercised.

6. LAND HELD FOR INVESTMENT

Pursuant to the acquisition of the Properties in 2014, the Predecessor identified land at certain of these properties as held for investment purposes. The Predecessor did not sell any land held for investment during the nine months ended September 30, 2017 or the period from January 1, 2018 to September 6, 2018. While the land was being marketed and the Predecessor had plans to sell the land over time, it is not classified as land held for sale, as it is not expected to be sold within twelve months. Based on assessment of the real estate marketplace, including discussions with agents and brokers, among other procedures, management believes the land held for investment is properly stated at the lower of cost or fair market value and not impaired. Land held for investment is $7,560 as of September 30, 2018 based on the fair value at the effective date of acquisition, September 7, 2018.

7. GOODWILL AND OTHER INTANGIBLE ASSETS, NET

As discussed further in Note 4, the Successor acquired RLS in September of 2018 resulting in the preliminary fair value allocation of $28.3 million of goodwill.

Intangible assets other than goodwill at September 30, 2018 consisted of the following:

	Weighted average remaining life	Gross Carrying Amount	Accumulated Amortization	Net Book Value
Intangible Assets Subject to Amortization Customer Relationships	9.0	$96,225	$(693)	$95,532

Arrow Parent Corporation

Notes to Consolidated Financial Statements (Continued)

(Amounts in Thousands except units or shares or stated otherwise)

(unaudited)

7. GOODWILL AND OTHER INTANGIBLE ASSETS, NET (Continued)

The estimated aggregate amortization expense for each of the next five years and thereafter is as follows:

Remainder of 2018	$2,670
2019	10,680
2020	10,680
2021	10,680
2022	10,680
2023	10,680
Thereafter	39,462
Total	$95,532

8. ACCRUED EXPENSES

Accrued expenses at the dates indicated below consisted of the following:

	September 30, 2018	September 6, 2018	December 31, 2017
Accrued expenses	$2,263	$1,923	$1,393
Accrued property, sales, and occupancy taxes	2,532	3,298	342
Other	115	177	173
Total accrued expenses	$4,910	$5,398	$1,908

9. CAPITAL LEASES

The Predecessor had entered into a capital lease for certain equipment with a lease term expiring in October 2019 and an effective interest rate of 7.43%. As of the acquisition, the Successor assumed the lease.

Scheduled future minimum principal payments on the leased equipment as follows:

September 30,
Remainder of 2018	$77
2019	204
Interest at 7.4%	(12)
Principal payments	$269
Less: current portion	248
Capital lease liability, net of current portion	$21

Arrow Parent Corporation

Notes to Consolidated Financial Statements (Continued)

(Amounts in Thousands except units or shares or stated otherwise)

(unaudited)

10. RELATED PARTY TRANSACTIONS

The Predecessor reimbursed Centerboard Residential, LLC, a member of RL and/or its affiliates for expenses incurred for the benefit of the Predecessor Company. For the period from January 1, 2018 to September 6, 2018 and the nine months ended September 30, 2017, reimbursable expenses were $461 and $269, respectively, and were included in selling, general and administrative expense. In connection with certain asset acquisitions, $150 in finder fees was paid to an affiliate of Centerboard Residential during the period from January 1, 2018 to September 6, 2018. As of September 6, 2018, and September 30, 2017, there was $252 and $117, respectively, due to an affiliate for unreimbursed expenses included in accrued expenses.

Target Logistics Management (“TLM”), an affiliated entity of Bidco through common ownership with ASH, paid $3.2 million of acquisition expenses relating to the acquisition of RLS on behalf of Bidco, which has been recorded in acquisition expenses within the consolidated statement of operations. This amount has been recorded as a related party payable in the consolidated balance sheet as of September 30, 2018.

On September 7, 2018, Bidco entered into a Support Services Agreement with TLM, to perform management services for the facilities owned by Bidco. The term of the agreement is for a period of one year and will be automatically renewed for one-year periods. The agreement states that TLM will be paid an amount representing 6% of total gross revenue for the period through the operation of the facilities that TLM is leasing per the lease agreement described later in this note. The fee is exclusive of any applicable sales, hotel occupancy, or other transaction taxes that may apply. Expense recognized for these management services was $0.4 million, $0 and $0 for the periods from September 7, 2018 to September 30, 2018, January 1, 2018 to September 6, 2018 and the nine months ended September 30, 2017, respectively. The management services expense is recognized within selling, general and administrative expenses in the statement of operations. At September 30, 2018 the Company recorded a related party payable of $0.4 million due TLM under this agreement.

On September 7, 2018 the Successor (“lessor”) entered into a Facilities Lease Agreement (the “Lease”) with an affiliated entity through common ownership with AHS. As consideration for the affiliated entity’s lease of Bidco’s acquired properties, the Successor receives monthly rent based on a per person per day rate and actual occupancy at each facility during the term of the Lease. The term of the lease is one year. Pursuant to the Lease, the affiliated entity is responsible for contracting and paying all costs related to managing the leased properties. Rental income-related party and the associated receivable have been recorded in the amount of $2,104, $0, and $0 as of and for the period of September 7, 2018 to September 30, 2018, January 1, 2018 to September 6, 2018 and the nine months ended September 30, 2017, respectively.

11. NOTES PAYABLE

During 2014, RLS purchased certain equipment and entered into promissory notes with the vendor totaling $1,400. The five individual promissory notes have four-year terms maturing between November 2018 and January 2019. The promissory notes call for monthly payments of principal and interest, based on a variable interest rate based on the prime rate plus 4% with a stated minimum rate of 8% and a maximum of 9%. The promissory notes are collateralized by the property and equipment purchased.

Arrow Parent Corporation

Notes to Consolidated Financial Statements (Continued)

(Amounts in Thousands except units or shares or stated otherwise)

(unaudited)

11. NOTES PAYABLE (Continued)

The balance of these notes was $86, $86 and $348 as of September 30, 2018, September 6, 2018 and December 31, 2017, respectively.

During 2015, RLS purchased 40 acres of land in Orla, Texas for $135 and entered into a promissory note with the seller. The promissory note has a five-year term and calls for monthly payments of principal and interest, with a balloon payment of approximately $110 in 2020, based on a 10.0% interest rate. The note has a maturity date of December 1, 2020. The promissory note is collateralized by the land purchased. The balance of this note was $123, $123 and $125 as of September 30, 2018, September 6, 2018 and December 31, 2017, respectively.

During 2017, RLS entered into a loan agreement with Washington Federal for a $4 million term loan. The term loan has an interest rate of 3.50% plus one-month LIBOR per annum. The interest rate on the term loan was 5.63% and 5.00% as of September 6, 2018 and December 31, 2017, respectively. The note requires monthly payments of principal and interest and matures on October 1, 2022. The term loan is collateralized by real and personal property owned by RLS, excluding certain assets as defined in the loan agreement. The balance of this note was $0 as of September 30, 2018, $3.2 million as of September 6, 2018 and $3.9 million as of December 31, 2017. The agreement also placed certain restrictions upon RLS and required RLS to maintain certain financial and non-financial covenants. As of September 6, 2018, RLS was in compliance with the financial covenants. As part of the purchase agreement with RLS, the loan was paid off on behalf of the RLS previous owners and not assumed by Bidco in the amount of $3,270, which was the outstanding principal and interest at the date of acquisition.

During 2017, RLS entered into a loan agreement with Washington Federal for a revolving line of credit not to exceed the lesser of $1.0 million and the borrowing base as defined in the loan agreement. In December 2017, the revolving line of credit was amended to provide for a maximum amount to be borrowed of $3.5 million until April 30, 2018, on which date the maximum amount shall be reduced to $1.0 million. The promissory note has an interest rate of 3.50% plus one-month LIBOR per annum. The interest rate on the revolving line of credit was 5.00%. The revolving line of credit note requires monthly interest-only payments with the entire unpaid principal balance due at maturity. The revolving line of credit has a maturity date of October 1, 2019 and is collateralized by real and personal property owned by RLS, excluding certain assets as defined in the loan agreements. The balance of this note was $0 as of September 6, 2018 and December 31, 2017. The line of credit was extinguished as part of the acquisition of RLS by Bidco.

Corp entered into a related party note with Arrow Holdings Sarl. for $108 million. The note is due in five years and accrues interest at a rate of Libor plus a 4% margin. Interest expense of $0.4 million associated with this note is reflected in interest expense on the consolidated statements of operations for the period from September 7, 2018 to September 30, 2018. Interest payable of $0.4 million associated with these notes due to affiliates is included in accrued expenses in the consolidated balance sheet at September 30, 2018.

Arrow Parent Corporation

Notes to Consolidated Financial Statements (Continued)

(Amounts in Thousands except units or shares or stated otherwise)

(unaudited)

11. NOTES PAYABLE (Continued)

Scheduled of future minimum principal payments for each of the next five years are as follows:

September 30,
2019	$209
2020	—
2021	—
2022	—
2023	108,047
Balance at September 30, 2018	$108,256

12. EARNINGS PER UNIT/SHARE

At September 30, 2018, there were 1,000 shares of common stock outstanding with a par value of $0.01. These shares were issued and outstanding at the beginning of the Successor period. Net loss for the period from September 7, 2018 to September 30, 2018 was $7,354 and loss per share was $7,354. There were no potentially dilutive securities for the period ended September 30, 2018.

RLS had not historically presented earnings per unit (“EPU”) as its member units do not trade on a public market. Accordingly, the Predecessor was permitted under accounting guidance to omit such disclosure. However, RLS is presenting basic and diluted EPU for the period January 1, 2018 to September 6, 2018 and the nine months ended September 30, 2017. Our basic and diluted EPU through September 6, 2018 was computed using the two-class method, whereby earnings are allocated to the Series A units and the participating Series B units based on their respective ownership. Per unit amounts are computed by dividing net income available to members by the weighted average shares outstanding during each period.

Arrow Parent Corporation

Notes to Consolidated Financial Statements (Continued)

(Amounts in Thousands except units or shares or stated otherwise)

(unaudited)

12. EARNINGS PER UNIT/SHARE (Continued)

The following table provides details underlying RLS’s earnings per unit calculations for the periods indicated:

	For the period of January 1, 2018 through September 6, 2018		For the nine months ended September 30, 2017
	Series A	Series B	Series A	Series B
Numerator:
Net income	$26,917	$—	$7,315	$—
Less:
Distributions to Series A units	(55)	—	(4)	—
Undistributed net income	$26,862	$—	$7,311	$—
Allocation of undistributed net income	$25,732	$1,130	$7,083	$228
Actual distributions	$55	$—	$4	$—
Net income allocation	$25,787	$1,130	$7,087	$228
Denominator:
Weighted average units (Basic and Diluted)	51,003,049	2,240,000	45,712,411	2,240,000
Basic and Diluted EPU	$0.51	$0.50	$0.16	$0.10

13. EQUITY AND INCENTIVE COMPENSATION

Stock in the Successor Period.  Corp. was formed as a corporation with 1,000 shares issued at $0.01 par value to its parent, AHS. AHS and/or its affiliates also contributed through September 30, 2018, $113 million directly in cash or indirectly in the form of payment of expenses on behalf of the Successor, which is reflected in additional-paid-in-capital.

Member Units in the Predecessor period.  Pursuant to the terms of RLS’s Operating Agreement, as further modified by Amendment No. 1, capital contributions, distributions and allocations of profit and loss are made in proportion to the respective members’ units in RLS. RLS has two classes of units, Series A Units and Series B Units, the primary differences being that distributions are paid on Series B Units only after Series A Units have received a full return of capital and Series B Units are non-voting. In connection with any merger or sale of RLS, all issued and outstanding units will be sold.

As of September 6, 2018, and December 31, 2017, 51,003,049 Series A Units and 2,240,000 Series B Units were outstanding. Pursuant to the acquisition of RLS by Bidco, all units were sold and effectively canceled.

Incentive Unit Compensation Awards.  In 2014, RLS granted 2.2 million Incentive Compensation Unit Awards (“ICUs”) to certain members. These awards granted the members certain profit interests represented by the Series B Units. The Series B Units are valued, fair value less lack of marketability, at $0.20 per unit. Following payment of the Series A return of capital, all other distributions, including upon any dissolution, liquidation or termination of RLS, the Series B units are to be paid out in accordance with the terms of the operating agreement. These awards are classified as equity-based awards and vested over a three-year period at 33%, 33% and 34%, respectively.

RLS recognized share-based compensation expense of $0 and $103 for the period January 1, 2018 to September 6, 2018 and the nine months ended September 30, 2017, respectively.

Arrow Parent Corporation

Notes to Consolidated Financial Statements (Continued)

(Amounts in Thousands except units or shares or stated otherwise)

(unaudited)

14. FAIR VALUE

The fair value of the financial assets and liabilities are included at the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale.

The Company has assessed that the fair value of cash and cash equivalents, accounts receivable, accounts payable, accrued expenses, related party notes payable and other debt approximates their carrying amounts largely due to the short-term maturities or recent commencement of these instruments. The fair value of the note payable is primarily based upon observable market data, such as market interest rates, for similar debt. The fair value of notes due to and notes due from affiliates are based upon similarly publicly-traded instruments with a readily-available market value as a proxy.

The carrying amounts and fair values of financial assets and liabilities, all of which are Level 2, are as follows:

	September 30, 2018		September 6, 2018		December 31, 2017
	Carrying Amount	Fair Value	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Related party note payable	$108,047	$108,047	$—	$—	$—	$—
Notes payable	$209	$209	$3,510	$3,510	$4,285	$4,285

15. CUSTOMER CONCENTRATIONS

In the normal course of business, the Predecessor granted credit to its customers based on credit evaluations of their financial condition and generally requires no collateral or other security. Major customers are defined as those individually comprising more than 10.0% of Predecessor’s revenues or accounts receivable. The Predecessor had three customers representing 21.5%, 20.1%, and 10.3%, of total revenues for the period January 1, 2018 to September 6, 2018. The Predecessor had three customers representing 34.7%, 13% and 12% of accounts receivable as of September 6, 2018.

The Predecessor had three customers that representing 32.7%, 16.8%, and 12.5% of total revenue for the nine months ended September 30, 2017.

The Company provides services almost entirely to customers involved the Extraction and Petroleum (E&P) industry in the Permian Basin, Eagle Ford Basin region of west Texas and the SCOOP/STACK area of Oklahoma, and as such, is almost entirely dependent upon the continued activity of such customers

16. COMMITMENTS AND CONTINGENCIES

The Predecessor leases office space under a lease expiring August 31, 2018. Rent for the period January 1, 2018 to September 6, 2018 and the nine months ended September 30, 2017 was $121 and $133, included in selling, general and administrative expense. The lease was not extended post acquisition of RLS by Bidco.

Arrow Parent Corporation

Notes to Consolidated Financial Statements (Continued)

(Amounts in Thousands except units or shares or stated otherwise)

(unaudited)

16. COMMITMENTS AND CONTINGENCIES (Continued)

During 2017, the Predecessor entered into a lease for land in Midland, Texas, which expires April 20, 2022. Rent for the period January 1, 2018 to September 6, 2018 and the nine months ended September 30, 2017 was $92 and $54, respectively.

The Predecessor entered into a workforce housing facility lease in Carrizo Springs, Texas. The initial lease term is from December 11, 2017 through March 11, 2018, and provides for up to three one-month extensions. The lease was extended until April 11, 2018. Rent for the period from January 1, 2018 to September 6, 2018 and the nine months ended September 30, 2017 was $240 and $0, respectively. Scheduled future minimum lease payments for each of the next five years and thereafter is as follows:

September 30, 2018
Remainder of 2018	$31
2019	123
2020	123
2021	123
2022	54
Total	$454

As of September 6, 2018, the Predecessor is involved in two pending litigation matters. The first matter, Todd Bell v. RL Signor Corp, LLC, is a suit pending in the United States District Court for the Western District of Oklahoma. This suit alleges breach of contract and other related causes of action arising out of a ground lease entered into by the Predecessor with Mr. Bell. The terms of the ground lease allowed the Predecessor to terminate the lease if it was unable to secure adequate utilities to build a camp on Mr. Bell’s property. After receiving a denial of services letter from the City of El Reno, the Predecessor terminated the lease and Mr. Bell sued. The Predecessor filed a motion to dismiss all counts which was granted except for amounts owed during the period prior to the lease being terminated. The case was closed on May 17, 2018 and an accrual was recorded for $38. The settlement resulted in a payment of approximately $38 made in August 2018.

The second matter, Black Horse Lodge & Casino, LLC et al. v. MacBain Properties, Inc., et al. is a suit pending in Montana Fifteenth Judicial District Court, Roosevelt County. This suit alleges that the plaintiff had a written lease with MacBain for the Bainville property which was sold by MacBain to the Predecessor in 2017. The Predecessor’s purchase agreement with MacBain states that all leases will be terminated prior to closing and contains a representation and warranty that the Predecessor is receiving unencumbered title for the land and assets purchased. The Predecessor filed a motion to dismiss in this case however it was settled in early November 2018 for $213. This amount was accrued as of September 6, 2018 and September 30, 2018.

We accrue for contingent liabilities when it is probable that a liability has been incurred and the amount can be reasonably estimated. In regards to legal costs, we record such costs as incurred.

Arrow Parent Corporation

Notes to Consolidated Financial Statements (Continued)

(Amounts in Thousands except units or shares or stated otherwise)

(unaudited)

17. REPORTABLE SEGMENTS

The Company reports operating results and financial data in one operating and reportable segment. The Company manages its business as a single profit center for the purposes of allocating resources and evaluating financial performance. The CODM evaluates operating results and financial data on a consolidated basis. The Predecessor and Successor operate in one industry segment: of turnkey workforce services and housing solutions. All of its operations are conducted in the south western portion of the U.S. All revenues are derived from customers located in that region. As a result, the Predecessor and Successor determined that it has a single operating and reportable segment, and consequently does not aggregate any operating segments.

18. SUBSEQUENT EVENTS

On November 13, 2018, Corp entered into a merger agreement with Platinum Eagle Acquisition Corp. (Platinum Eagle) and certain TDR affiliates to affect a business combination. Pursuant to the terms of the agreement, Platinum Eagle, through a wholly-owned subsidiary, will acquire all of the issued and outstanding equity interests of Arrow Parent Corporation.

In December 2018, Bidco paid off the $3.2 million related party payable amount discussed in Note 10.